Exhibit 5.1

March 15, 2007

Board of Directors

New Plan Excel Realty Trust, Inc.

420 Lexington Avenue

New York, New York 10170

Ladies and Gentlemen:

We are acting as counsel to New Plan Excel Realty Trust, Inc., a Maryland corporation (the “Company”), in connection with its registration statement on Form S-3 (the “Registration Statement”), filed with the Securities and Exchange Commission relating to the possible issuance of up to 1,343,807 shares of common stock, par value $0.01 per share, of the Company (the “Shares”), if and to the extent that certain holders of units of limited partnership interest (the “Units”) in Excel Realty Partners, L.P. (the “Partnership”), a Delaware limited partnership of which New Plan DRP Trust (the “General Partner”), a wholly owned subsidiary of the Company, is the sole general partner, tender such Units for redemption and the Company elects to issue shares of common stock in exchange for these Units.  This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of the following documents (the “Documents”):

1.                                       An executed copy of the Registration Statement.

2.                                       The articles of incorporation of the Company, with amendments and supplements thereto, as certified by the Maryland State Department of Assessments and Taxation (the “MSDAT”) on September 11, 2006, and as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect (the “Charter”).

Board of Directors

New Plan Excel Realty Trust, Inc.

March 15, 2007

3.                                       The by-laws of the Company, with amendments thereto, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

4.                                       Certificate of Limited Partnership of the Partnership, as certified by the Secretary of the General Partner on the date hereof as being complete, accurate and in effect.

5.                                       Second Amended and Restated Agreement of Limited Partnership of the Partnership, as amended, as certified by the Secretary of the General Partner on the date hereof as being complete, accurate and in effect (the “Partnership Agreement”).

6.                                       Resolutions of the Board of Directors of the Company adopted at meetings held on October 25, 2004, October 24, 2005 and October 30, 2006, each as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect, relating to, among other things, the reservation for issuance of the Shares, the authorization of the issuance of the Shares upon redemption of the Units, and arrangements in connection therewith (collectively, the “Resolutions”).

In our examination of the Documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies).  We also have assumed that the Shares will not be issued in violation of the ownership limit contained in the Charter.  This opinion letter is given, and all statements are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the applicable provisions of the Maryland General Corporation Law, as amended.  We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations.  As used herein, the term “Maryland General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Maryland Constitution and reported judicial decisions interpreting these laws.

Based upon, subject to and limited by the foregoing, we are of the opinion that (i) the Shares have been duly authorized for issuance on behalf of the Company, (ii) the Shares, if and when issued and delivered in accordance with the terms of the Partnership Agreement and the Resolutions upon redemption of the Units as contemplated thereby, will be validly issued, fully paid and non-assessable.

Board of Directors

New Plan Excel Realty Trust, Inc.

March 15, 2007

This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof.  We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement.  In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ HOGAN & HARTSON LLP

HOGAN & HARTSON LLP